Filed pursuant to
                                                                  Rule 424(b)(2)
                                                       Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                   Global Medium-Term Subordinated Notes, Series C
                  Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  December 13, 1995
     (To Prospectus  Supplement,  dated August 7, 1995;
      to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.


SUMMARY OF TERMS:

Title of Notes:         6.88% Subordinated Fixed-Rate Notes Due December 18,
                        2015 (the "Notes").
Aggregate
Principal Amount:       $10,000,000.00.

Price to Public:        100%.

Issue Date:             December 18, 1995.

Stated Maturity:        December 18, 2015.

Interest Rate:          6.88% per annum.

Interest
  Payment Dates:        Semi-annually on the 18th day of each June and December,
                        commencing on June 18, 1996, and at Stated Maturity.

Regular Record Dates:   The first day of the month in which each Interest
                        Payment Date occurs.

Sinking Fund:           None.

Redemption:             The Notes are not subject to redemption.

Selling Agent:          Citicorp Securities, Inc.

Agent's Commission:     .100%.